Exhibit 99.1

PTSI ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM

TONTITOWN, AR., September 6, 2005/PRNewswire-First Call via COMTEX/- P.A.M. Transportation Services, Inc. (Nasdaq: PTSI) has completed purchasing the 600,000 shares of its common stock covered by its stock repurchase program that it announced April 11, 2005, and has decided to extend the stock repurchase program to cover up to an additional 900,000 shares. The extended program is expected to continue for up to twelve months from today. Under the stock repurchase program, shares may be purchased from time to time in open market or privately negotiated transactions, subject to market conditions, share price and other considerations.

P.A.M. Transportation Services, Inc., is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.



Bob Weaver of P.A.M. Transportation Services, Inc.,
+1-479-361-9111

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